Exhibit 23.02

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the MSC Industrial Direct Co., Inc. Amended and Restated Associate Stock Purchase Plan of our reports dated October 27, 2020, with respect to the consolidated financial statements and schedule of MSC Industrial Direct Co., Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of MSC Industrial Direct Co., Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended August 29, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Jericho, New York

January 27, 2021